Exhibit 24
POWER OF ATTORNEY

        The undersigned hereby constitutes, designates and appoints Tina A. Davis as such person's true and lawful attorney-in-fact, with full power of substitution for the undersigned and in the undersigned's name, place and stead, to:
(1)        execute for and on behalf of the undersigned any Forms 3, 4 and 5 and any amendments thereto, required under Section 16 of the Securities Exchange
Act of 1934, as amended (the "Act") and the rules promulgated thereunder, due to the undersigned being a director of tw telecom inc.
(collectively, the "Section 16 Filings");
(2)        do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute such Section
16 Filings and file such forms with the United States Securities and
Exchange Commission; and
(3)        take any other action of any type whatsoever in connection with the
Section 16 Filings, which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned pursuant to the undersigned's responsibilities under Section 16 of the Act.
      The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is tw telecom inc.
assuming, any of the undersigned's responsibilities to comply with Section 16 of the Act.
      This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any of the Section 16 Filings, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
      The undersigned has caused this Power of Attorney to be executed as of this 17th day of April, 2014.
                                                /s/  Irene M. Esteves
                                                IRENE M. ESTEVES